Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Costa Rica Paradise Inc.
Laguna Vista, Texas

We consent to the inclusion in the Registration Statement on Form S-1 of Costa Rica Paradise Inc., of our report dated January 30, 2009, relating to the audit of the balance sheet of Costa Rica Paradise Inc. as of December 31, 2008 and the related statements of expenses, stockholders' deficit and cash flows for the period from December 4, 2008 (inception) to December 31, 2008. We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
January 30, 2009